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                                                                   EXHIBIT 11.1

                             OMNI GEOPHYSICAL LLC

                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

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                                                        165-DAY     NINE MONTHS
                                                      PERIOD ENDED     ENDED
                                                      DECEMBER 31,   SEPTEMBER
                                                          1996       30, 1997
                                                      ------------  -----------
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Primary earnings per share:
Net income........................................... $ 1,360,500   $ 4,668,403
Pro forma interest expense(a)........................    (174,000)     (289,000)
Pro forma provision for income taxes(b)..............    (475,000)   (1,751,000)
Preferred dividend requirements......................    (180,328)     (390,822)
                                                      -----------   -----------
Income applicable to common shares................... $   531,172   $ 2,237,581
                                                      ===========   ===========
Weighted average number of units outstanding.........     101,263       102,428
Shares per unit......................................      105.75        105.75
                                                      -----------   -----------
Weighted average number of shares....................  10,708,485    10,831,665
Shares from assumed exercise of options..............      63,622        63,622
                                                      -----------   -----------
                                                       10,772,107    10,895,287
                                                      ===========   ===========
Earnings per share................................... $      0.05   $      0.21
                                                      ===========   ===========
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(a) Reflects an increase in interest expense as a result of the incurrence of indebtedness to finance the LLC Distribution as if such event occurred on July 20, 1996.
(b) OMNI Geophysical is a limited liability company exempt from income tax at the entity level, and thus the historical financial statements show no provision for income taxes. The Company, however, is a corporation that will pay income taxes at the corporate level. This pro forma adjustment reflects a provision for income taxes on the net income of OMNI
    Geophysical at a combined federal and state tax rate of 40%. See "Change in Tax Status and Related Distribution."